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							    Exhibit 10-2



		       OHIO CASUALTY INSURANCE COMPANY



		     SUPPLEMENTAL EXECUTIVE SAVINGS PLAN



	   Adopted August 16, 1990 Retroactive to January 1, 1989
			Amended Effective June 1, 2002


April 1, 2002


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				   FORWARD



Effective as of January 1, 1989, The Ohio Casualty Insurance Company has adopted The Ohio Casualty Insurance Company Supplemental Executive Savings Plan (the "Plan") for the benefit of certain of its employees. It is intended that the Plan be a deferred compensation plan for "a select group of management or highly compensated employees" as that term is used in the Employee Retirement Income Security Act of 1974.

Beginning in 1989, under the provisions of Section 401(a)(17) of the Internal Revenue Code, certain participants in The Ohio Casualty Insurance Company Employee Savings Plan ("Savings Plan") have become subject to a maximum limitation on Compensation that can be counted under the Savings Plan. The purpose of this Plan is to protect any affected employee from the direct loss of Company provided deferred compensation which would otherwise result from the limitation on Compensation imposed by Code
Section 401(a)(17).


April 1, 2002                        1

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				SECTION ONE

				Definitions
				-----------

1.1 Except to the extent otherwise indicated herein, and to the extent otherwise inappropriate to the context, the definitions contained in
	Section 1 of the Savings Plan are applicable under the Plan.

1.2 "Board of Directors" means the Board of Directors of The Ohio Casualty Insurance Company.

1.3 "Company" means The Ohio Casualty Insurance Company, or any entity which shall be successor to it in ownership of substantially all of its assets and which shall assume all of its rights and obligations under the Plan.

1.4 "Plan" means The Ohio Casualty Insurance Company Supplemental Executive Savings Plan as from time to time in effect.

1.5 "Savings Plan" means The Ohio Casualty Insurance Company Employee Savings Plan.

1.6     "Supplemental Benefit" for each month means the excess, if any, of
	(i) the Company Contribution that would have been made to the Company Contribution Account to or with respect to a Participant that month under the Savings Plan had the Participant's Compensation under the Savings Plan been inclusive of amounts which are disregarded by reason of the cost-of-living-adjusted $200,000 limit imposed under Code
	Section 401(a)(17), referred to in subsection 1.12 of the Savings
	Plan, over (ii) the Company Contribution allocated to the Participant under the Savings Plan that month. In determining the amount of a Supplemental Benefit, it shall be assumed that the Participant would have contributed under the Savings Plan on his Compensation in excess of the Code Section 401(a)(17) limit at the same rate as he contributed on his Compensation up to that limit.


April 1, 2002                        2

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				SECTION TWO

			       Participation
			       -------------

Participation in the Plan shall be limited to those Participants in the Savings Plan and their beneficiaries who, as a result of the limitation on Compensation which may be taken into account under the Savings Plan by reason of Section 401(a)(17) of the Internal Revenue Code, receive or will receive a lesser Company Contribution under the Savings Plan than otherwise would be paid or payable in the absence of such limitation.



April 1, 2002                        3

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			       SECTION THREE

			   Supplemental Benefits
			   ---------------------

3.1     Vesting in Supplemental Benefits
	--------------------------------

	A Participant shall vest in each Supplemental Benefit credited to him under this Plan in the same manner and at the same time that he would have become vested in that amount under the Savings Plan had there been no Code Section 401(a)(17) limitation.

3.2     General Provisions
	------------------

	(a) The Company may make provisions for, or arrange for, the advance funding of any Supplemental Benefits payable hereunder to the extent that it, in its sole discretion, deems necessary or appropriate, provided, however that no such provision or arrangement shall be made which would cause any such benefits to be "funded" (i.e., taxable prior to actual receipt) for federal income tax purposes.

	(b) In the event that the Company shall decide to make provision for advance funding on its books against the future expense of Supplemental Benefit payments, such decision shall under no circumstances result in any amount being deemed to be an asset of this Plan; at all times, any funds used to pay benefits under the Plan shall be derived from the general assets of the Company, subject to claims of the Company's creditors.

	(c) No withdrawals or loans are permitted from the Plan during employment.

	(d) To the extent permitted by law, none of the benefits payable under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance.
	     No benefits hereunder shall be subject to the claims of creditors of the Participant or his beneficiary or to legal process. Benefits hereunder, and any Supplemental Benefit Accounts, are general obligations only of the Company and create no specific asset or assets of the Company against which any individual may claim any interest.



April 1, 2002                        4

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	(e)  The Supplemental Benefit with respect to a Participant shall
	     be paid to the Participant, or if he is deceased, his designated beneficiary, or if none, his estate, in either
	     (i) whole shares of Ohio Casualty Corporation common stock, with fractional shares paid in cash provided the market value is 25 shares or more, or (ii) in a cash lump sum if the market value is less than 25 shares. Effective April 1, 2002 all payments made under this Plan shall be in the form of a lump sum cash distribution. The payment of such benefits shall be made from the general assets of the Company.

	     The Participant's account will be valued and processed for final distribution on the last trading day of the month in which the Participant elected a final distribution from the Savings Plan. Effective June 1, 2002 the Participant's account will be valued and processed for final distribution on the last trading day of the month in which the Participant's employment with the Company has terminated.

	     Notwithstanding the foregoing to the contrary, effective June 1, 2002, a participant whose employment with the Company terminated before June 1, 2002 and who has not received a final distribution of such participant's account under this Plan as of June 1, 2002 (a "pre-June1, 2002 terminated participant") may elect the month end valuation date when payment of such final distribution will occur; provided that such final distribution occurs no later than November 30, 2002 or if November 30, 2002 is not a trading day, the preceding trading day in November, 2002. Except as described in the preceding sentence, such pre-June 1, 2002 terminated participant's account will be valued and processed for final distribution on the last trading day of the month in which such participant's election was made. If such pre-June 1, 2002 terminated participant fails to elect to receive a final distribution of such participant's account under this Plan before November 30, 2002, any such remaining amounts credited to such participant's account shall be valued and processed on November 30, 2002 or, if November 30, 2002 is not a trading day, the preceding trading day in November, 2002.

	(f) In the event that the Savings Plan or this Plan shall be terminated, no further vesting in Supplemental Benefits shall occur hereunder, unless the Company shall otherwise specifically provide by action of its Board of Directors at the time of termination of such Plan. However, any Supplemental Benefits already vested shall remain vested and shall be payable under this Plan in accordance with the foregoing provisions of this Section Three.

3.3     Allocation of Supplemental Benefit
	----------------------------------

April 1, 2002                       5


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	Each month's Supplemental Benefit shall be converted into performance
	shares (to the nearest one-thousandth of a share) by dividing the Supplemental Benefit that month by the closing market value of a common share of the Company's stock on the last trading day of that month. Each performance share shall be deemed equivalent in value to one share of the Company's common stock. However, performance shares shall not entitle the recipient to any voting rights with respect to such shares.

	As of the last day of the month in which dividends are payable on the Company's stock, each Participant's performance shares shall be increased by additional performance shares (to the nearest one-thousandth of a share) determined by dividing the cash value of the dividend (i.e., the product of the dividend rate per share on the dividend date times the performance shares then credited to the Participant's account) by the closing market value of a common share of the Company's stock on the last trading day of the month the dividend was paid.

	In the event there is any change in the common shares of the Company resulting from a stock split, combination or exchange of shares, merger, consolidation, or other reorganization or capital adjustment (other than a dividend in shares taken into account under the preceding sentence), equitable proportionate adjustment shall be made immediately by the Committee to the performance shares credited to the Supplemental Benefit Accounts under this Plan.



April 1, 2002                       6


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			       SECTION FOUR

			      Administration
			      --------------


4.1     Plan Administrator
	------------------

	The Ohio Casualty Insurance Company shall be the "administrator" of the Plan within the meaning of ERISA.

4.2     Retirement Committee
	--------------------

	Subject to the provisions of Section 4.1, the Committee of the Retirement Plan shall be vested with the general administration of the Plan. The Committee shall have the exclusive right to interpret the Plan. The decisions, actions and records of the Committee shall be conclusive and binding upon the Company and all persons having or claiming to have any right or interest in or under the Plan.

4.3     Claims Procedure
	----------------

	Any claims procedures outlined in the Savings Plan shall apply for purposes of administering claims under this Plan.




April 1, 2002                       7


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			     SECTION FIVE

			       Accounts
			       --------


5.1     Supplemental Benefit Accounts
	-----------------------------

	For the purpose of reflecting the Supplemental Benefits of each Participant, a general ledger account shall be established for each eligible Participant, referred to herein as the Supplemental Benefit Accounts. During the existence of this Plan, the Accounts shall be credited monthly, commencing at the end of the first month in which the Participant reaches the Compensation limit under the Savings
	Plan and for each subsequent month in which the Participant's Compensation for that plan year is in excess of the Code Section 401(a)(17) limit.




April 1, 2002                       8


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			       SECTION SIX

			Amendment and Termination
			-------------------------

6.1     Amendment of the Plan
	---------------------

	Subject to the provisions of Section 6.3, the Plan may be wholly or partially amended or otherwise modified at any time by the Board of Directors.

6.2     Termination of the Plan
	-----------------------

	Subject to the provisions of Section 6.3, the Plan may be terminated at any time by the Board of Directors.

6.3     No Impairment of Benefits
	-------------------------

	Notwithstanding the provisions of Section 6.1 and 6.2, no amendment to or termination of the Plan shall impair any vested rights to benefits which have accrued hereunder prior to such amendment or termination.




April 1, 2002                       9